Exhibit (a)(1)(F)

Letter to Clients

OFFER TO EXERCISE

2011 WARRANTS TO PURCHASE COMMON STOCK

NEPHROS, INC.

NOVEMBER 20, 2015

THE OFFER TO EXERCISE

(AND ASSOCIATED WITHDRAWAL RIGHTS)
WILL EXPIRE AT 12:00 MIDNIGHT (EASTERN TIME) ON THE EVENING OF DECEMBER 18, 2015 UNLESS THE OFFER PERIOD IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the Offer to Exercise dated November 20, 2015 (the “Offer to Exercise”) (which together with any amendments or supplements thereto constitutes the “Offer”), in connection with the Offer by Nephros, Inc. (which, together with its consolidated subsidiary, we refer to herein as the “Company”) to holders of outstanding warrants to purchase an aggregate of 5,008,689 shares of the Company’s common stock at an exercise price of $0.40 per share, issued on March 10, 2011 to investors participating in the Company’s 2011 rights offering (the “Rights Offering Warrants”) and issued on March 10, 2011 to Lambda Investors LLC in connection with a private placement financing transaction (the “Lambda Warrants” and, together with the Rights Offering Warrants, the “2011 Warrants”), of the opportunity to exercise the 2011 Warrants at a temporarily reduced exercise price of $0.20 per share of common stock, upon the terms and subject to the conditions described in the Offer to Exercise. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Exercise.

Each 2011 Warrant represents the right to purchase 0.04622664225 shares of the Company’s common stock, and the temporarily reduced exercise price of $0.20 is a per-share exercise price. Therefore, the number of shares you may purchase upon exercise of any 2011 Warrant will be determined by multiplying the number of 2011 Warrants you exercise by 0.04622664225 and rounding down, and the exercise price you will need to pay is such number of shares multiplied by $0.20. The Company will not issue any fractional shares upon exercise of 2011 Warrants.

We are the holder of record of 2011 Warrants held for your account. As such, we are the only ones who can tender your 2011 Warrants in the Offer, and then only pursuant to your instructions.

Please instruct us as to whether you wish us to tender any or all of the 2011 Warrants we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1.	You may tender your 2011 Warrants in exchange for common stock at a reduced cash exercise price of $0.20 per share;

2.	The Offer and withdrawal rights will expire at 12:00 midnight (Eastern Time) on the evening of December 18, 2015 or such later time and date to which the Offer is extended;

3.	The Offer is not conditioned on any minimum number of 2011 Warrants being tendered. However, the Offer is subject to certain other conditions. If certain events occur or fail to occur, the Company may not be obligated to accept the 2011 Warrants for the reduced cash exercise price pursuant to the Offer. See “Description of the Offer to Exercise – Section 6: Conditions of the Offer to Exercise” of the Offer to Exercise;

4.	Subject to the conditions of the Offer, the Company will accept up to all of the 2011 Warrants validly tendered and not validly withdrawn; and

5.	Holders of 2011 Warrants who are registered holders and who tender their 2011 Warrants directly to the Depositary Agent will not be obligated to pay any brokerage commissions or fees.

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If you wish to have us tender any or all of your 2011 Warrants, please so instruct us by completing, executing, detaching and returning the attached Instruction Form. If you authorize us to tender your 2011 Warrants, we will tender all your 2011 Warrants unless you specify a lesser number on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date of the Offer. Please note that the Offer and withdrawal rights will expire at 12:00 midnight (Eastern Time) on the evening of December 18, 2015, or such later time and date to which the Offer is extended.

2011 Warrants that are not tendered during the offer period will thereafter retain their current terms, including the current exercise price of $0.40 per share.

Investing in the Company’s securities involves a high degree of risk. See the section entitled “Risk Factors” in the enclosed Offer to Exercise for a discussion of information that you should consider before tendering 2011 Warrants in this Offer.

The Offer is being made solely pursuant to the Offer to Exercise and is being made to all record holders of the 2011 Warrants. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of 2011 Warrants residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of that jurisdiction.

None of the Company, the Company’s board of directors, the Company’s officers, the Information Agent, or the Depositary Agent is making any recommendation to you as to whether to tender or refrain from tendering your 2011 Warrants pursuant to the Offer. You must make your own decision as to whether to tender your 2011 Warrants and, if so, how many 2011 Warrants to tender. In doing so, you should read carefully the information set forth or incorporated by reference in the Offer to Exercise, including the purposes and effects of the Offer. See “Description of the Offer to Exercise – Section 2: Purposes of the Offer to Exercise and Use of Proceeds; Plans or Proposals” of the Offer to Exercise. You should discuss whether to tender your Warrants with your legal, tax, accounting and financial advisors, including your broker.

The Lambda Warrants may be deemed beneficially owned by Wexford Capital LP, which is the managing member of Lambda Investors LLC. Arthur H. Amron, a director of the Company, is a partner and general counsel of Wexford Capital. Paul A. Mieyal, a director of the Company and the former Acting President, Acting Chief Executive Officer and Acting Chief Financial Officer until April 15, 2015, is a vice president of Wexford Capital. Lambda Investors LLC is eligible to participate in the Offer to Exercise on the same terms and conditions as the other holders of the 2011 Warrants. See “Description of the Offer to Exercise – Section 3: Eligible Warrants” and “Description of the Offer to Exercise – Section 17: Interests of Directors and Executive Officers in the Offer to Exercise” of the Offer to Exercise.

If you tender 2011 Warrants, the tendered 2011 Warrants may be withdrawn before the Expiration Date and retained on their original terms by following the instructions in “Description of the Offer to Exercise – Section 10: Withdrawal Rights.” Under no circumstances will interest be paid on the exercise price of the 2011 Warrants in the Offer, regardless of any extension of, or amendment to, the Offer or any delay in issuing common stock upon the exercise of the 2011 Warrants.

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INSTRUCTION FORM WITH RESPECT TO

OFFER TO EXERCISE

2011 WARRANTS TO PURCHASE COMMON STOCK

NEPHROS, INC.

The undersigned acknowledge(s) receipt of your letter and the Offer to Exercise dated November 20, 2015 (the “Offer to Exercise”) (which together with any amendments or supplements thereto constitutes the “Offer”) in connection with the Offer by Nephros, Inc. (which, together with its consolidated subsidiary, we refer to herein as the “Company”) to holders of outstanding warrants to purchase an aggregate of 5,008,689 shares of the Company’s common stock at an exercise price of $0.40 per share, issued on March 10, 2011 to investors participating in the Company’s 2011 rights offering (the “Rights Offering Warrants”) and issued on March 10, 2011 to Lambda Investors LLC in connection with a private placement financing transaction (the “Lambda Warrants” and, together with the Rights Offering Warrants, the “2011 Warrants”), of the opportunity to exercise the 2011 Warrants at a temporarily reduced exercise price of $0.20 per share of common stock, upon the terms and subject to the conditions described in the Offer to Exercise

The undersigned hereby instruct(s) you to tender to the number of 2011 Warrants indicated below or, if no number is indicated below, all 2011 Warrants which are beneficially owned by the undersigned and registered in your name for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

NUMBER OF 2011 WARRANTS TO BE TENDERED HEREBY: _______________________________ (1)

(1) Unless otherwise indicated, it will be assumed that all Warrants held by us for your account are to be tendered. Each 2011 Warrant represents the right to purchase 0.04622664225 shares of Company common stock.

The undersigned understands and acknowledges that:

1. If the undersigned elects to participate in the Offer to Exercise and the conditions to the Offer to Exercise are satisfied prior to the Expiration Date, then immediately following the Expiration Date the undersigned will automatically exercise the undersigned’s 2011 Warrants at the temporarily reduced exercise price of $0.20 per share. The aggregate number of shares to be purchased is equal to the number of 2011 Warrants exercised multiplied by 0.04622664225, and the aggregate purchase price is such number of shares multiplied by $0.20 per share.

2. The Company has advised the undersigned to consult with the undersigned’s own legal, tax, accounting and financial advisors as to the consequences of participating or not participating in the Offer to Exercise.

3. The undersigned acknowledges that all questions as to the number of 2011 Warrants to be accepted, the validity, form, eligibility (including time of receipt) and acceptance for exercise of any tender of 2011 Warrants will be determined by the Company in its sole discretion, which determinations shall be final and binding on all parties, subject to the judgments of any courts. The Company reserves the absolute right to reject any or all tenders of 2011 Warrants it determines not to be in proper form or to reject those 2011 Warrants, the acceptance of which or payment for which may, in the opinion of the Company’s counsel, be unlawful, subject to the judgments of any court. The Company also reserves the absolute right to waive any of the conditions of the Offer to Exercise and any defect or irregularity in the tender of any particular 2011 Warrants, and the Company’s interpretation of the terms of the Offer to Exercise (including these instructions) will be final and binding on all parties, subject to the judgments of any court. No tender of 2011 Warrants will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders and none of them will incur any liability for failure to give any such notice.

SIGNATURE:

Printed Name:

Date:

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